Prospectus Supplement No. 7	Filed pursuant to Rule 424(b)(3) and 424(c)
Registration Statement No. 333-186564

VOLTARI CORPORATION

1,014,982 SHARES OF COMMON STOCK UNDERLYING WARRANTS WITH AN EXERCISE PRICE EQUAL TO $6.50 PER SHARE

This Prospectus Supplement No. 7 (the “Prospectus Supplement”) amends our prospectus dated March 27, 2013, as previously amended, (the “Prospectus”) related to 1,014,982 shares of our common stock underlying warrants with an exercise price equal to $6.50 per share, which warrants were issued upon consummation of the rights offering described in the Prospectus.
This Prospectus Supplement is being filed in order to incorporate into and to include in the Prospectus the information set forth in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 21, 2013, which is attached hereto. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.
Our common stock is currently traded on the Nasdaq Capital Market, under the symbol “VLTC.” On August 21, 2013, the closing sale price of our common stock was $5.01 per share.
Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 19 of the Prospectus and on page 26 of our Quarterly Report on Form 10-Q for the period ended June 30, 2013, filed with the SEC on August 13, 2013.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 22, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2013

Voltari Corporation
(Exact name of registrant as specified in its charter)

Delaware	333-186564	90-0933943
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)
601 West 26th Street
Suite 415
New York, NY 10001

(Address of Principal Executive Offices, including Zip Code)
(212) 792-9671
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 14, 2013 Voltari Corporation (the “Company”) entered into an employment offer letter with John Breeman (the “Breeman Offer Letter”). Pursuant to the Breeman Offer Letter, Mr. Breeman commenced serving as the Company’s Chief Financial Officer as of August 14, 2013.
Under the terms of the Breeman Offer Letter, Mr. Breeman is entitled to an annual base salary of $220,000. Additionally, in accordance with the terms of the Breeman Offer Letter and the Company’s 2010 Long-Term Incentive Plan, Mr. Breeman is eligible for an award of options to purchase 10,000 shares of the Company’s common stock, which options will be granted upon final approval by the Compensation Committee of the Company’s Board of Directors, Subject to continued employment on the applicable vesting dates, 25% of the options will vest in equal tranches on each of the first four anniversaries of Mr. Breeman’s employment date, and 75% of the options will vest on the third anniversary of Mr. Breeman’s employment date provided that certain stock price targets are achieved. Under the terms of the Breeman Offer Letter, Mr. Breeman will be eligible to participate in the Company’s 2013-2014 Corporate Incentive Plan and is subject to non-disclosure, non-competition and non-solicitation covenants. Furthermore, under the Breeman Offer Letter, if the Company terminates Mr. Breeman’s employment without cause, as defined in the Company’s Amended and Restated Executive Severance and Change of Control Plan, he would receive 6 months of continued base salary payments.
Mr. Breeman, 57 years old, has more than 30 years of financial and corporate development experience, most recently serving as Chief Financial Officer of Mojiva Inc. from June 2011 until April 2013, a company in the mobile advertising space. Prior to that, Mr. Breeman was a consultant at Peregrine Associates, LLC from August 2009 until June 2011 and Senior Vice President, Corporate Development at IDT Corporation from April 2007 until July 2009. Mr. Breeman also has held financial and corporate development positions at  AT&T and Siemens Corporation. Mr. Breeman began his career as a CPA and management consultant working with Big Four accounting firms Ernst & Young and Deloitte, leaving Deloitte as a Senior Manager to join industry.  John earned his MBA, graduating with honors from Columbia University's Graduate School of Business.
The foregoing description of the Breeman Offer Letter does not purport to be complete and is qualified in its entirety by the Breeman Offer Letter filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 8.01 Other Items.
On August 19, 2013, the Company issued a press release announcing the appointment of John Breeman to the position of Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Cautionary Note Regarding Forward-Looking Statements. Except for historical information contained in this Form 8-K and the press release attached as an exhibit hereto, this Form 8-K and the press release contain forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Please refer to the cautionary note in the press release regarding these forward-looking statements.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description

10.1	John Breeman Offer Letter
99.1	Press release, August 19, 2013, issued by Voltari Corporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTRICITY, INC. (Registrant)

August 20, 2013	By:	/s/ Richard Sadowsky
(Date)		Richard Sadowsky Chief Administrative Officer